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                                                                    Exhibit 10.8

The following outside directors have entered into a Directors Fee Continuation Agreement with Enfield Federal Savings and Loan Association: Edward C. Allen; Peter T. Dow; Myron J. Marek; Robert T. Mercik; Dorothy K. McCarty; Richard K. Stevens; and Richard M. Tatoian.


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                                     FORM OF
                      DIRECTORS FEE CONTINUATION AGREEMENT

AGREEMENT made this ___ day of ______ , 1995 between _______________(hereinafter referred to as the "Director") and Enfield Federal Savings and Loan Association, a corporation of the State of Connecticut having its principal office at 600 Enfield Street, Enfield, Connecticut (hereinafter referred to as the "Corporation"):

WHEREAS, the Director has rendered valuable services to the Corporation in the past; and

WHEREAS, it is considered vital to the Corporation's continued success that it continue to have the services of the Director until retirement.

NOW, THEREFORE, in the consideration of these premises and the covenants and agreements herein set forth, the parties hereto covenant and agree as follows:

FIRST:   Whenever used in this Agreement, "Retirement Date" shall mean:

         The Plan Entry Date nearest a Director's 70/th/ birthday.

         Whenever used in this Agreement, "Plan Entry Date" shall mean:

         June 1 of each year.

SECOND: If the Director is alive and in the employ of the Corporation on his Retirement Date, the Corporation shall make annual payments to the Director in an amount equal to one thousand dollars ($1,000) for each full year of service as a Director from June 1, 1995 plus two hundred fifty dollars ($250) for each full year of service as a Director prior to June 1, 1995, but in no event shall the annual payment exceed six thousand dollars ($6,000).

Said payments shall be made as soon as practical after the Retirement Date, and annually thereafter for a total of ten (10) payments.

If the Director dies after Retirement Date but before the said ten (10) payments certain have been completed, the Corporation shall pay, at its option either:

    a) the commuted value (discounted at 7%) of the payments for the remainder of such period to the beneficiary designated by the Director under Paragraph Third hereof, or

    b) the remaining benefits payable to the beneficiary designated by the Director under Paragraph Third hereof.


THIRD: If the Director dies while a Director of the Corporation and before the Retirement Date, then, the Corporation shall pay a benefit equal to the commuted value (discounted at 7%) of the 10 annual benefit payments to which the Director would have been entitled had he lived to the


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Retirement Date under Paragraph First hereof. Said benefit shall be paid to the
Director's primary beneficiary in a lump sum within 60 days of the death of the Director, unless the Corporation shall elect to pay said benefits in installments, in which event the total benefit shall be paid in ten (10) equal annual installments of beginning on the first day of the month following the death of the Director. The Director shall have the right to name and change the primary beneficiary designation and to designate a contingent beneficiary by appropriate written notice delivered to the Corporation. If there is no beneficiary designated to receive said benefit, or if the designated beneficiary and contingent beneficiary have predeceased the Director, then the benefit shall be payable in a lump sum to the estate of the Director within thirty (30) days after the qualification of the personal representative of the estate of the Director. Upon the death of the primary beneficiary during the period in which installment payments are being received hereunder, the unpaid installments shall be paid to the contingent beneficiary in the same manner as they had been paid to the primary beneficiary. Upon the death of both primary and contingent beneficiaries prior to the payment of all of the aforesaid installment payments, the discounted value of any such installment payments remaining unpaid shall be paid to the estate of the beneficiary who was then receiving installment payments hereunder within thirty (30) days after the qualification of the personal representative of the estate.

FOURTH:  This Agreement is unfunded.

FIFTH:   Neither the Director, his/her spouse, nor any other beneficiary under this agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, nor shall such amounts be subject to seizure by any creditor or any such beneficiary, by a proceeding at law or in equity, and no such benefit shall be transferable by operation of law in the event of bankruptcy, insolvency or death of the Director, his/her spouse, or any other beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate this agreement, and the Corporation shall thereupon have no further liability hereunder.

SIXTH:   The Corporation agrees that it will not merge or consolidate with any other organization, or permit its business activities to be taken over by any other organization unless and until such succeeding or continuing organization shall expressly assume the duties of the Corporation set forth in this agreement.

SEVENTH: During the lifetime of the Director, this agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written agreement of the Director and the Corporation, which writing shall refer specifically to this agreement.

EIGHTH: This agreement shall be governed by the laws of the State of Connecticut.

NINTH:   In the event that any term or condition in the agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this agreement, but this agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

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TENTH:   This agreement shall be binding upon the beneficiaries, heirs, executors and administrators of the Director and upon the successors and assigns fo the Corporation.

IN WITNESS WHEREOF, signed and sealed on the date first above written.

WITNESS:                                        ENFIELD FEDERAL SAVINGS
                                                AND LOAN ASSOCIATION

----------------------                          By______________________________




WITNESS:


______________________                          __________________________
                                                Director

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